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                                                                   EXHIBIT 10.18

                            STILLWATER MINING COMPANY

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), dated as of February 12, 2001, is made by and between Stillwater Mining Company, a Delaware corporation (the "Company"), and Francis McAllister ("Executive") (each individually a "Party" and collectively, the "Parties").

                                 R E C I T A L S

         WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

         1. Employment; Duties and Scope.

              (a) Position. Executive shall serve as the Company's Chief Executive Officer and Chairman of its Board of Directors (the "Board"). For so long as he is serving on the Board, Executive agrees to serve as a member of any committee of the Board to which he is elected. In any and all such capacities, Executive shall report only to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chairman and chief executive officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status.

              (b) Duties; Obligations to the Company. During the Employment Term, Executive shall devote his full business efforts and time to the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. Executive shall be responsible for performing the business and professional services typically performed by the chief executive officer of any company, or as may reasonably assigned to him by the Board, subject to the general and customary supervision of the Board. Executive agrees not to render commercial or professional services of any nature to any person or organization, whether or not for compensation, during the Employment Term without advance written approval of the Board, and Executive will not directly or indirectly engage or participate during the Employment Term in any business that is competitive in any manner with the Company's business; provided, however, that this shall not preclude Executive from owning up to two percent (2%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the NASDAQ.

              (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any

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right, title, or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

         2. Employment Term.

              (a) The Initial Period of Executive's employment pursuant to this Agreement shall begin February 12, 2001 (the "Commencement Date") and shall end on February 11, 2004 ("Initial Period"), unless otherwise terminated by either Party prior to the scheduled termination date as provided in Section 9 of this Agreement.

              (b) The Initial Period shall automatically be extended for successive one year periods ("Renewal Period"), if not already otherwise terminated as provided in this Agreement, unless either Party notifies the other no later than six (6) months prior to the scheduled termination such Initial Period or Renewal Period, in which case Executive's employment shall terminate upon the scheduled termination date of the applicable Initial Period or Renewal Period.

              (c) In the event that this Agreement is not renewed because Executive has given the 6-month notice prescribed in Section 2(b) on or before the expiration of the Initial Period or any Renewal Period, such non-renewal shall be treated as a Termination for Cause and Executive shall have the same entitlements as provided in Section 10(b)(iii) below.

              (d) The entire term of Executive's employment pursuant to this Agreement from the Commencement Date until the date of expiration or termination of Executive's employment pursuant to this Agreement shall be referred to herein as the "Employment Term."

         3. Board Membership. Executive currently serves as Chairman of the Board. Executive's service on the Board at all times shall be without additional compensation.

         4. Cash Compensation.

              (a) Base Salary. During the Employment Term, the Company shall pay the Executive as compensation for his services a semi-monthly base salary at the annualized rate of three hundred seventy-five thousand dollars ($375,000), less applicable deductions and withholdings. Such base salary shall be paid semi-monthly in accordance with normal Company payroll practices and procedures. Executive's base salary shall be reviewed for increase no less than every twelve
(12) months and shall be subject to decrease only in the event (and only to the extent) of an across-the-board reduction for other senior management employees of the Company. (The annualized base salary to be paid to Executive pursuant to this Section 4(a), together with any subsequent modifications thereto, shall be referred to in this Agreement as the "Base Salary.")

              (b) Bonuses. Executive shall be eligible to earn an annual target bonus equal to 50% of his Base Salary (the "Target Bonus") based upon criteria determined by the Board for each year during the Employment Term, starting with the year commencing January 1, 2001 (except that for the year 2001, the Target Bonus amount shall be $165,000, which is a pro rata portion of the


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Target Bonus for such period based on the Commencement Date). Although 50% of the Base Salary is the Target Bonus, the Board in its discretion may pay Executive a bonus equal to as low as 0% of his Base Salary or as high as 100%, depending on the level of goal achievement. For 2001, the Company shall provide Executive with written notice of that period's performance goals no later than April 31, 2001; thereafter, written notice of the performance goals shall be provided by February 28 of the applicable year.

         5. Employee Benefits.

              (a) During the Employment Term, Executive shall be eligible to participate in such other of the Company's employee benefit plans and to receive such benefits for which his position makes him eligible, including use of a Company vehicle, in accordance with the Company's plans and policies as in effect from time to time during the Employment Term, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any person or committee administering such plan or policy

              (b) Executive shall be entitled to four (4) weeks of vacation per year during the Employment Term.

         6. Business Expense Reimbursements. During the Employment Term, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the performance of his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         7. Relocation Costs. The Company will reimburse Executive for costs related to his relocation to Montana, in accordance with Company's Relocation Policy.

         8. Equity.

              (a) Subject to Board approval, Executive shall be granted an option to purchase 75,000 shares of the Company's Common Stock (the "Option Shares"), at the aggregate Fair Market Value of the Option Shares on the date of grant, pursuant to the Company's 1998 Equity Incentive Plan. "Fair Market Value" means as of any given date, the closing sale price per share of the Company's common stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the common stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported." The grant and exercise of the Option Shares shall be subject to the terms of the notice of grant of the Option and the Company's standard form of Non-Qualified Stock Option Agreement ("Option Agreement"), and shall be contingent upon Executive executing such Option Agreement and, for exercise, the Company's standard form of stock purchase agreement. The Option Shares shall have a ten (10) year term and shall vest in three (3) equal installments on each of the first three (3) anniversaries of the date of this Agreement," as specified in the Option Agreement. The Option Shares may only be exercised by Executive to the extent that they have vested.


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              (b) Executive also shall be eligible to participate in annual option grants, if any, by the Company to its executives. Whether any option is granted and if so, the number of shares which Executive may be granted the option to purchase, shall be entirely within the discretion of the Board and/or its Compensation Committee.

         9. Termination of Employment. Notwithstanding the fixed term of Executive's employment under this Agreement, the Company and Executive each may terminate Executive's employment at any time for any or no reason with or without cause (as defined in Section 10(b)(ii)), upon written notice to the other Party. Executive's employment will terminate automatically in the event of his death. Any payments and/or benefits due Executive from the Company upon and/or after termination are specified in Section 10.

         10. Termination Payments and Benefits

              (a) Payments and Reimbursements Upon Any Termination of Employment. In the event that Executive's employment terminates for any reason, the Company shall pay Executive all Base Salary, any accrued but unpaid bonuses for the period prior to the year of termination of employment, and all accrued but unpaid vacation earned through the date of termination of employment, each less applicable withholdings and deductions, and any reimbursement of expenses owed pursuant to this Agreement within ten (10) days of the date of termination ("Termination Date"). Only the amounts stated in this Section 10(a), and no severance payments or benefits, shall be due to Executive upon a termination of his employment on the scheduled termination date of the Initial Period or Renewal Period.

              (b) Effect of Termination for Cause.

                  (i) in the event that the Company terminates Executive's employment for Cause or Executive terminates employment (including any non-renewal) without Good Reason (as defined below):

                      (A) Executive shall receive all payments provided in
              Section 10(a) above;

                      (B) Executive's outstanding vested Option Shares shall be
              exercisable in accordance with the terms and time limits of the applicable Option Agreement; and

                      (C) Any unvested Option Shares shall be forfeited on the
              Termination Date

                  (ii) Definition of Termination for Cause. For the purposes of this Agreement, a termination of Executive's employment for "Cause" means a termination of Executive's employment by the Company based upon a determination that any one or more of the following has occurred: (A) misfeasance or nonfeasance of duty by Executive that which was intended to or does injure the reputation of Company or its business or relationships; (B) conviction of, or plea of guilty or nolo contend ere by Executive to, any felony or crime involving moral turpitude; (C) Executive's willful and continued failure to



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         substantially perform his duties under this Agreement (except by reason of physical or mental incapacity) after written notice from the Board and 15 days to cure such failure; (D) dishonesty by Executive in performance of his duties under this Agreement; or (E) willful and material breach of the restrictive covenants contained in this Agreement; provided however, that definitions (C) through (E) shall not provide Cause for termination if such termination occurs within two (2) years following a Change in Control. A termination of Executive's employment by the Company for any other reason will be a termination without Cause.

              (c) Effect of Termination Without Cause or Resignation for Good Reason Other Than Within Two Years Following A Change in Control.

                  (i) In the event that, at any time other than within two "(2)" years following a Change in Control, the Company terminates Executive's employment without Cause or Executive resigns his employment for Good Reason, then, contingent upon Executive signing and not revoking the Severance Agreement and Release attached hereto as Exhibit A, and not breaching the provisions of Sections 15 and 16 hereof, the Company shall provide Executive with the following:

                      (A) all payments stated in Section 10 (a) above;

                      (B) a pro rata portion of Executive's Target Bonus, less
              applicable withholdings and deductions, which pro rata portion shall be determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year of the date of termination and the denominator of which is 365 (except for 2001, when the numerator equals the number of days elapsed since February 12 and the denominator is
              322) payable within 10 days of the Termination Date;

                      (C) continued semi-monthly payments at Executive's Base
              Salary rate, less applicable withholdings and deductions, for a period of twenty-four (24) months;

                      (D) continuation of Executive's medical, health, and life
              insurance (as in effect immediately prior to the date of termination) for a period of twenty-four (24) months, or if not permissible or commercially reasonable to continue the same coverage of Executive under one or more of the insurance policies or plans, continued payment for a period of twenty-four (24) months of the after-tax cost to the Company of providing such coverage to Executive (as measured immediately prior to the date of termination); provided however, that such benefits or payments shall cease upon the date on which Executive is eligible for similar aggregate coverage from a subsequent employer; and

                      (E) the applicable accelerated vesting if any of the
              Option Shares, pursuant to the applicable Option Agreement.

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                  (ii) Relevant Definitions.

                      (A) Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean and shall be deemed to have occurred if any of the following events shall have occurred:

                          (1) Any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of subsection (3) below; or

                          (2) A change in the composition of the Board occurring
                  within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds (2/3) of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election or proxy contest, including but not limited to a consent solicitation relating to the election of directors to the Company); or

                          (3) The consummation of a merger or consolidation of
                  the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty-five percent (55%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or



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                          (4) The consummation of a stockholder-approved sale,
                  transfer, or other disposition by the Company of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, other than a sale, transfer, or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                          (5) Notwithstanding the foregoing subsections (1)
                  through-(4), a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                      (B) Resignation for Good Reason. For the purposes of this
              Agreement, a resignation for "Good Reason" means a termination of Executive's employment at his initiative following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                          (1) a material diminution or change, adverse to
                  Executive, in Executive's positions, titles, or offices as set forth in Section 1, status, rank, nature of responsibilities, or authority within the Company, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, including as a member of the Board;

                          (2) the assignment to Executive of any duties that is
                  inconsistent with his status as the Company's Chairman and Chief Executive Officer or other positions held hereunder;

                          (3) a decrease in Executive's annual Base Salary or
                  Target Bonus award opportunity below 50% of Base Salary (other than an across-the-board percentage reduction for senior management executives);

                          (4) a material reduction in the aggregate benefits for
                  which Executive is eligible under the Company's benefit plans (other than an across-the-board reduction in the aggregate benefits for senior management executives);

                          (5) any other failure by the Company to perform any
                  material obligation under, or breach by the Company of any material



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                  provision of, this Agreement that is not cured within 10
                  business days of receipt of written notice from Executive;

                          (6) a relocation of the Company's corporate offices
                  outside of the State of Montana, or

                          (7) any failure to secure the agreement of any
                  successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement.

              (d) Effect of Termination Without Cause or Resignation for Good Reason Within Two (2) Years Following A Change in Control. If, upon or within two (2) years following a Change in Control, Executive resigns his employment with the Company for Good Reason or the Company (or its successor) terminates Executive's employment without Cause, then, in lieu of the severance payments and benefits stated in Section 10(c) above, and contingent upon Executive signing and not revoking the Severance Agreement and Release attached hereto as Exhibit A, and not materially breaching the provisions of Sections 15 and 16 hereof, the Company shall provide Executive with the following:

                  (i) all payments stated in Section 10(a) above;

                  (ii) a lump sum, payable within thirty (30) days of the Termination Date, equal to three (3) times the sum of (A) Executive's Base Salary (or if a reduction of Base Salary is the reason for Executive's termination for Good Reason, the Base Salary in effect immediately prior to such reduction) plus (B) the greater of (i) Executive's Target Bonus, or (ii) the bonus paid to Executive for the most recent calendar year, less applicable withholdings and deductions;

                  (iii) continuation of Executive's medical, health, and life insurance (as in effect immediately prior to the date of termination) for a period of thirty-six (36) months, or if not permissible or commercially reasonable to continue the same coverage of Executive under one or more of the insurance policies or plans, continued payment for a period of thirty-six (36) months of the after-tax cost to the Company of providing such coverage to Executive (as measured immediately prior to the date of termination); provided however, that such benefits or payments shall cease upon the date on which Executive is eligible for similar aggregate coverage from a subsequent employer; and

                  (iv) immediate accelerated vesting of all Option Shares, pursuant to the applicable Option Agreement, with the Option Shares remaining exercisable for the balance of the term as determined in accordance with the terms of the Option Agreement.

              (e) Termination of Employment Due to Disability.

                  (i) In the event that Executive's employment terminates due to Disability, Executive shall receive the following:

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                      (A) the payments stated in section 10(a), provided that
              the Base Salary, less applicable withholdings and deductions, shall be paid at least through the date on which Executive is eligible to receive disability payments;

                      (B) A pro rata portion of the annual Target Bonus for the
              year in which Executive's employment terminates, less applicable withholdings and deductions, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days elapsed in the year as of the date of termination, and the denominator of which is 365 (except for 2001 when numerator equals the number of days elapsed since February 12 and the denominator is 322) payable within 10 days of the Termination Date; and

                      (C) Disability benefits in accordance with the Company's
              long-term disability plan.

                  (ii) A termination of Executive's employment due to "Disability" shall mean a termination of Executive's employment by the Board of Directors because physical or mental incapacity has rendered or will render Executive unable to perform his duties as Chief Executive Officer for a period of 180 consecutive days. The determination regarding the existence and expected or actual duration of such incapacity shall be made by a health professional mutually acceptable to the Company and Executive. The Company shall provide 30 days' written notice of a termination due to Disability, or payment in lieu thereof.

                  (iii) Executive's Option Shares shall vest and become exercisable in accordance with the terms of the Option Agreement.

              (f) Termination of Employment Due to Death.

                  (i) Executive's employment shall terminate automatically in the event of his death.

                  (ii) In the event that Executive's employment terminates due to his death, Executive (or Executive's estate) shall receive the following:

                      (A) the payments stated in Section 10(a) above, except
              that the Base Salary, less applicable deductions and withholdings, shall be paid through the 90th day following the date of death;

                      (B) A pro rata portion of the annual Target Bonus for the
              year in which Executive's employment terminates, less applicable deductions and withholdings, calculated by multiplying the annual Target Bonus by a fraction, the numerator of which is the number of days elapsed in the year of termination and the denominator of which is 365 (except for 2001 when numerator equals the number of days elapsed since February 12 and the denominator is 322) payable within 10 days of the Termination Date; and



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                      (C) Executive's Option Shares shall vest and become
              exercisable in accordance with the terms of the Option Agreement.

         11. Excise Tax Gross-up.

              (a) Subject to Section 11(b) below, if Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this
Section 18, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (A) the Total Payments, and (B) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                  (i) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                  (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                  (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.



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         For purposes of determining the amount of the Gross-up Payment,
Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

         The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any

Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

              (b) Modified Cutback. Notwithstanding the foregoing Section 11(a), if it shall be determined that the amount of any payment due Executive pursuant to Section 11(a) above would result in less than $20,000 in net after-tax value to Executive, then no Gross-Up payment shall be made to Executive and the total payments due Executive pursuant to Section 11(a) shall be reduced to an amount that would not result in the imposition of any Excise Tax.

         12. Indemnification. The Company will hold harmless, indemnify, and provide a defense to Executive to the fullest extent permitted by Delaware law with respect to any claims, actions, suits, or proceedings, brought against Executive by reason of, or arising out of, Executive's service as, or the performance of Executive's duties as, an employee, director, officer, and/or agent of the Company, provided that such claims, actions, suites, or proceedings are not found by a court or arbitrator to have arisen out of employee's intentional misconduct or gross negligence. The Company will pay, and subject to any legal limitations, advance all costs, expenses, and losses, including without limitation reasonable attorneys' fees, costs of settlements, and consequential damages, actually and necessarily incurred by Executive in connection with the defense of any such claims, actions, suits, or proceedings, and in connection with any appeal thereof.

         13. Directors' and Officers' Insurance. The Company shall use commercially reasonable efforts to obtain and maintain directors' and officers' liability insurance coverage in an amount equivalent to that of a well-insured similarly situated company; provided, however, that, the failure to obtain and maintain such insurance after the Company has exercised such commercially reasonable efforts shall not be a breach of the Company's obligations under this Agreement. Any directors' and officers' liability insurance covering Executive shall continue to apply following the period in which Executive is serving as officer or director of the Company for actions or omissions during the period in which Executive was acting as officer or director.

         14. Forfeiture Provisions.

              (a) Forfeiture of Stock Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, upon Executive's violation of any of the restrictive covenants contained in [Sections 15 or 16] (each a "Forfeiture Event") during the Term of Employment [and for 36 months thereafter], all of the following forfeitures will result:

                  (i) The unexercised portion of any stock option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by Executive and otherwise is not forfeitable in the event of any termination of Executive's service) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

                  (ii) Executive will be obligated to repay to the Company, in cash, within five (5) business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by Executive upon each exercise of a stock option or settlement of an Award (regardless of any elective deferral) that occurred (A) during the period commencing with the date that is 24 months prior to the occurrence of the Forfeiture Event and the date 24 months after the Forfeiture Date, if the Forfeiture Event occurred while Executive was employed by the Company, or (B) during the period commencing 24 months prior to the date Executive's employment by the Company terminated and ending 24 months after the date of such termination, if the Forfeiture Event occurred after Executive ceased to be so employed. For purposes of this Section, the term "Award Gain" shall mean (i), in respect of a given stock option exercise, the product of (x) the Fair Market Value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (y) the number of shares as to which the stock option was exercised at that date, and
         (ii), in respect of any other settlement of an Award granted to Executive, the Fair Market Value of the cash or stock paid or payable to Executive (regardless of any elective deferral) less any cash or the Fair Market Value of any stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by Executive to the Company as a condition of or in connection such settlement.

         For purposes of this Agreement, "Award" shall mean any cash award, stock option, stock appreciation right, restricted stock, deferred stock, bonus stock, dividend equivalent, or other stock-based or performance-based award or similar award, together with any related right or interest, granted to or held by Executive.

              (b) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

         15. Non-Competition and Non-Solicitation.

              (a) Necessity of Covenants. The Company and Executive acknowledge that:

                  (i) The Company's business is highly competitive;

                  (ii) The Company maintains Confidential Information and trade secrets (each described below), as discussed below, all of which are zealously protected and kept secret by the Company;

                  (iii) In the course of his employment, Executive will acquire certain of the Company's Confidential Information, and in the event of any termination of Executive's employment, the Company would be adversely affected if such information is used for the purposes of competing with the Company;

                  (iv) The Company transacts business throughout the world; and

                  (v) For these reasons, both the Company and Executive further acknowledge and agree that the restrictions contained herein are reasonable and necessary for the protection of their respective legitimate interests and that any violation of these restrictions would cause substantial injury to the Company.

              (b) Covenant Not to Compete. Executive agrees that from and after the Commencement Date and until the earlier of (i) three (3) years after the Employment Term , or (ii) the later of (x) one (1) year after the Termination Date, and (y) the end of the period during which Executive is receiving severance payments and/or benefits from the Company under Section 10(c) or 10(d), he will not, without the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, director 5% or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner, or otherwise, with any enterprise or individual engaged in mining or the processing of metals or minerals in the United States and throughout the world at the time of the termination of the Employment Term. It is understood and acknowledge by both Executive and the Company that, because the Company transacts business worldwide, the term of this Section 15(b) shall be enforced throughout the United States and in any other country in which the Company is doing business as of the Termination Date.

              (c) Covenant Not To Solicit. Executive agrees that from and after the Commencement Date and until the earlier of (i) three (3) years after the Employment Term , or (ii) the later of (x) one (1) year after the Termination Date, and (y) the end of the period during which Executive is receiving severance payments and/or benefits from the Company under Section 10(c) or 10(d), he will not, except on behalf of the Company or with the express written permission of the Company, which may be given or withheld in the Company's sole discretion, directly or indirectly solicit, or attempt to solicit (on Executive's own behalf or on behalf of any other person or entity) the employment or retaining of any employee or consultant of the Company or any of the Company's affiliates.

              (d) Disclosure of Outside Activities. Executive, during the Employment Term, shall at all times keep the Company informed of any outside business activity and employment, and shall not engage in any outside business activity or employment which may be in conflict with the Company's interests.

              (e) Survival. The terms of this Section shall survive the expiration or termination for any reason of this Agreement.

         16. Confidential Information and Trade Secrets.

              (a) Nondisclosure of Confidential Information. Executive has and will acquire certain "Confidential Information" of the Company throughout the Employment Term. For purposes of this Agreement, "Confidential Information" shall mean any information that is not generally known (including trade secrets) outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business that is disclosed to Executive by the Company, including information conceived, discovered, or developed by Executive. "Confidential Information" includes, without limitation, business plans, financial statements and projections, operating forms (including contracts) and procedures, payroll and personnel records, marketing materials and plans, proposals, software codes and computer programs, project lists, project files, price information and cost information and any other document or information that is designated by the Company as "Confidential." For purposes of this Agreement, the term "trade secret" shall include any formula, pattern, device, or compilation of information which is used in the Company's business, and which provides to the holder of such trade secret an opportunity to obtain an advantage over competitors who do not know or use such trade secret.

                  (i) Executive agrees that he shall not use for his own benefit such Confidential Information or trade secrets acquired during the Employment Term. Further, Executive shall not, without the written consent of the Board of Directors of the Company or a person duly authorized thereby, which consent may be given or withheld in the Company's sole discretion, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties, any Confidential Information or trade secrets obtained by him during the Employment Term.

              (b) Return of Confidential Information. Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied an any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

              (c) Exceptions. The restrictions and obligations in Section 16(a) shall not apply with respect to any Confidential Information which (i) is or becomes generally available to the public through any means other than a breach by Executive of his obligations under this Agreement; (ii) is disclosed to Executive without an obligation of confidentiality by a third party that is not an affiliate of the Company who has the right to make such disclosure; (iii) is developed by Executive independent of his performance of duties hereunder without use of or benefit from the Confidential Information; (iv) was in possession of Executive without obligations of confidentiality prior to receipt under this Agreement; or (v) is required to be disclosed by law.

              (d) Survival. The terms of this Section 16 shall survive the expiration or termination for any reason of this Agreement.

         17. Binding Arbitration.

              (a) Executive and the Company each agree, to the extent permitted by law, to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") and Delaware law regarding discovery, any dispute, claim, or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or Executive's employment, recruitment to employment, or the termination of such employment, whether in tort or contract, pursuant to current or future statute or regulation, or otherwise, including but not limited to claims for wrongful termination, breach of contract or contractual obligation, discrimination, retaliation and harassment based on race, age, sex, disability, and/or any other basis under Title VII of the Civil Rights Act of 1964, as amended, and any and all federal, state, and local laws and regulations, infliction of emotional distress, misrepresentation, fraud, and claims for wages, commissions, bonuses, severance, stock options, fringe benefits, and the like, except that the following will not be resolved by arbitration: any dispute, claim, or controversy regarding workers' compensation benefits, unemployment insurance benefits, or disability insurance benefits, or regarding Sections 15 and/or 16 of this Agreement, and/or the validity, infringement, or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual property.

              (b) The Company shall pay the cost of the arbitration filing and hearing fees and the cost of the arbitrator, and any other expense or cost that is unique to arbitration or that Executive would not be required to bear if he were free to bring the dispute or claim in court. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 16 shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that in the event the arbitrator(s) determine(s) that any of Executive's litigation assertions or defenses are determined to be in bad faith or frivolous, no such reimbursements shall be due Executive, and any such expenses already paid to Executive shall be immediately returned by Executive to the Company. The arbitration shall take place in the AAA location that is closest to the Company's corporate offices in Montana. The arbitrator shall apply Delaware law, without reference to rules of conflicts of law, to the resolution of any dispute. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to correction, confirmation, or vacation, as provided by Delaware law and any applicable Delaware case law setting forth the standard of judicial review of arbitration awards. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 17, without breach of this
Section 17.

              (c) Executive and the Company each understand and agree that the arbitration of any dispute or controversy listed in Section 17(c) shall be instead of a hearing or trial before a court or jury. Executive and the Company each understand that Executive and the Company are expressly waiving any and all rights to a hearing or trial before a court or jury regarding any dispute or controversy listed in Section 17(c) which they now have or which they may have in the future. Nothing in this Agreement shall be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting such charges or complaints under any applicable federal, state, or municipal law or regulation.

              (d) The terms of this Section 17 shall survive the expiration or termination for any reason of this Agreement.

         18. Essential Covenants. The covenants by Executive in Sections 15 and 16 are essential elements of this Agreement and without Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive.

         19. Injunctive Relief. Executive acknowledges that the injury suffered as a result of a breach of any provision of this Agreement (including any provision of Sections 15 and 16) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, Executive agrees that the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be required to post bond or other security in seeking such relief.

         20. Assignment. The Company shall have the right to assign this Agreement to its successors or assigns, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns. The term "successors" and "assigns" shall include any person or entity which buys all or substantially all of the Company's assets, or a controlling portion of its stock, or with which it merges or consolidates. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The rights, duties, and covenants of Executive under this Agreement may not be assigned.

         21. No Waiver. The failure of either party to demand strict performance and compliance with any part of this Agreement during the Employment Term shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         22. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

              If to the Company: Stillwater Mining Company
                                 PO Box 1330
                                 Columbus, Montana 59019

              If to Executive:   at the last residential address known by the
                                 Company.

         23. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         24. Entire Agreement. This Agreement, together with the Company's Relocation Policy, and the applicable stock option and stock purchase agreements and notices of grant referenced herein, represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

         25. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in a writing signed by Executive and an authorized member of the Board.

         26. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

         27. Key-Man Insurance. Executive agrees that the Company may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Executive that the Company may deem necessary or advisable to protect its interests hereunder; and Executive agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with the Company in preparing such insurance; and Executive agrees that he shall have no right, title, or interest in or to such insurance.

         28. Attorneys' Fees. Should a dispute arise under this Agreement following a Change in Control, or should any action or proceeding be commenced to recover damages as a result of an alleged breach following a Change in Control of the terms of this Agreement, then the successor to the Company as a result of the Change in Control shall be required to pay the costs incurred by Executive in connection therewith, including reasonable attorneys' fees, unless it is determined that the dispute, action, or proceeding was frivolous or brought by Executive in bad faith.

         29. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to rules relating to conflict of law.

         30. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         31. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above:

STILLWATER MINING COMPANY


By: /s/ Richard E. Gilbert
   ----------------------------

Title: Chairman of Compensation
       Committee
      -------------------------


EXECUTIVE

/s/ Francis McAllister
-------------------------------
Francis McAllister